EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-21704, No. 33-24096, No. 33-37300, No. 33-65104, No. 33-56717, No. 333-42903, No. 333-59811, No. 333-61214, No. 333-117850 and No. 333-151399 on Form S-8 and No. 333-47909 on Form S-3 of our report dated February 26, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of two new accounting standards), relating to the consolidated financial statements of The McClatchy Company, and the effectiveness of The McClatchy Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The McClatchy Company for the year ended December 28, 2008.

/S/ DELOITTE & TOUCHE LLP

Sacramento, California

February 26, 2009